Registration No. 333-137847

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN GOLDFIELDS, INC.
(and the subsidiary identified in Footnote (*) below)
(Exact name of registrant as specified in its charter)

1040
(Primary Standard Industrial Classification Code Number)
___________________________

IDAHO (State or other jurisdiction of incorporation or organization)	38-3661016 (I.R.S. Employer Identification No.)

2 Bloor Street West
Suite 2102, P.O. Box 110
Toronto, Ontario
Canada M4W 3E2
(416) 324-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________

Brian Penny, Chief Financial Officer
2 Bloor Street West
Suite 2102, P.O. Box 110
Toronto, Ontario
Canada M4W 3E2
(416) 324-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________

With copies to:
Christopher J. Cummings
Shearman & Sterling LLP
Commerce Court West
199 Bay Street, Suite 4405
Toronto, Ontario, Canada
M5L 1E8
(416) 360-8484

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ྑ
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ __________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-137847
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ྑ
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ྑ
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ྑ

EXPLANATORY NOTE

THIS POST-EFFECTIVE AMENDMENT No. 1 IS BEING FILED PURSUANT TO RULE 462(d) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SOLELY TO ADD EXHIBIT 4.6 TO THE REGISTRATION STATEMENT. NO CHANGES HAVE BEEN MADE TO PART I OF THE REGISTRATION STATEMENT OR OTHER SECTIONS OF PART II. ACCORDINGLY, THEY HAVE BEEN OMITTED.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. Exhibits.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1+	Articles of Incorporation, as amended, of Western Goldfields, Inc.

3.1.1+	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)

3.1.2+	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)

3.1.3+	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)

3.2+	Bylaws of Western Goldfields, Inc

4.1+	Form of Indenture Relating to Senior Debt Securities

4.2+	Form of Indenture Relating to the Subordinated Debt Securities

4.3*	Form of Senior Debt Security

4.4*	Form of Senior Subordinated Debt Security

4.5*	Form of Subordinated Debt Security

4.6	Form of Common Stock Certificate

4.7*	Form of Preferred Stock Certificate

4.8*	Form of Certificate of Designation for Preferred Stock

4.9*	Form of Warrant Agreement

4.10*	Form of Warrant Certificate

4.11*	Form of Unit Agreement

5.1+	Opinion of Troutman Sanders LLP as to the Legality of the Securities being Registered

12.1+	Computation of ratio of earnings to fixed charges

23.1+	Consent of HJ & Associates, LLC

23.2+	Consent of Micon International Limited

23.3+	Consent of Independent Mining Consultants Inc. (IMC)

23.4+	Consent of Troutman Sanders LLP (included in exhibit 5.1)

24+	Powers of Attorney

25.1**	Form T-1 Statement of Eligibility and Qualification of Trustee

* To be filed as a post effective amendment to this registration statement or as an exhibit to a document to be  incorporated by reference herein in connection with an offering.
** To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.
+ Previously filed.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on December 19, 2006.

WESTERN GOLDFIELDS, INC.

By:	/s/ Raymond Threlkeld
Raymond Threlkeld
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 19, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ Raymond Threlkeld	President, Chief Executive Officer and Director (Principal Executive Officer)
Raymond Threlkeld

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Brian Penny

*	Chairman of the Board
Randall Oliphant

*	Director
Vahan Kololian

*	Director
Martyn Konig

*	Director
Gerald Ruth

/s/ Raymond Threlkeld
*Signed by Raymond Threlkeld, as attorney-in-fact

II-2

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1+	Articles of Incorporation, as amended, of Western Goldfields, Inc.

3.1.1+	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)

3.1.2+	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)

3.1.3+	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)

3.2+	Bylaws of Western Goldfields, Inc

4.1+	Form of Indenture Relating to Senior Debt Securities

4.2+	Form of Indenture Relating to the Subordinated Debt Securities

4.3*	Form of Senior Debt Security

4.4*	Form of Senior Subordinated Debt Security

4.5*	Form of Subordinated Debt Security

4.6	Form of Common Stock Certificate

4.7*	Form of Preferred Stock Certificate

4.8*	Form of Certificate of Designation for Preferred Stock

4.9*	Form of Warrant Agreement

4.10*	Form of Warrant Certificate

4.11*	Form of Unit Agreement

5.1+	Opinion of Troutman Sanders LLP as to the Legality of the Securities being Registered

12.1+	Computation of ratio of earnings to fixed charges

23.1+	Consent of HJ & Associates, LLC

23.2+	Consent of Micon International Limited

23.3+	Consent of Independent Mining Consultants Inc. (IMC)

23.4+	Consent of Troutman Sanders LLP (included in exhibit 5.1)

24+	Powers of Attorney

25.1**	Form T-1 Statement of Eligibility and Qualification of Trustee

*	To be filed as a post effective amendment to this registration statement or as an exhibit to a document to be incorporated by reference herein in connection with an offering.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

+	Previously filed.